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EXHIBIT 99.1
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SANTA ANA, California -- September 10, 1997 - Bikers Dream Inc. (OTC/BB:BIKR)
announced the appointment of Herm Rosenman as president and chief executive officer.

Rosenman was also appointed to the board of directors. Rosenman replaced Donald Duffy as CEO. Duffy will remain chairman of the board.

Rosenman, a long-time motorcycle enthusiast comes to Bikers Dream with a diverse business background, having served in a variety of executive capacities in companies ranging in size from billion dollar public companies to successful start-ups.

Prior to coming to Bikers Dream, Rosenman was CEO of Radnet, a Nasdaq-listed health-care provider. His distinguished background also includes the following:
CEO of Ireland Coffee, an upscale retail chain he founded and later sold; executive vice president, chief financial officer of Rexene, an NYSE-listed manufacturer of plastics and petrochemicals; and a partner at Coopers and Lybrand, where he served in many capacities, including specializing in the manufacturing, telecommunications and chemical industries.

Duffy stated: "After an extensive search, we are glad to have an executive like Herm Rosenman on the Bikers Dream team. The company looks forward to his future contributions to our growth."

Bikers Dream is one of the country's largest purveyors of cruiser motorcycles. Company-owned superstores, located in Santa Ana; San Diego; and Sacramento, Calif.; and Dallas, offer a wide variety of new Ultra Cycles, pre-owned Harley-Davidson motorcycles, as well as thousands of parts and accessories.

The company's Ultra Kustom Cycle division is a domestic manufacturer of high-quality V "twin" engine motorcycles.

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